EXHIBIT 99.A

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Attestor Limited, a private limited company registered in England and Wales, and a non-U.S. institution under Rule 13d-1(b)(1)(ii)(J) of the Securities Exchange Act of 1934.